LICENSE AGREEMENT

      This LICENSE AGREEMENT (the "Agreement") is made and entered into this 15th day of October, 2000 by and between Nancy Hahn, the mother and natural guardian of Hillary Hahn, an infant and Licensor hereunder residing at 168 Canterbury Lane, McMurray, Pennsylvania 15317 ("Hahn"), Hillary Hahn AKA "Juliet," residing at 168 Canterbury Lane, McMurray, Pennsylvania 15317 (the "Licensor") and Sel-Leb Marketing, Inc., a New York corporation with office at 495 River Street, Paterson, New Jersey 07524 (the "Licensee").

                                    RECITALS

      WHEREAS, Licensor, is a recording artist and performer popularly known throughout the world under the stage name "Juliet;"

      WHEREAS, Licensor has sole ownership of Licensor's name, Licensor's stage name "Juliet," and Licensor's autograph, likeness, portrait and picture;

      WHEREAS, Hahn is the mother and natural guardian of Licensor, and enters into this agreement on Licensor's behalf;

      WHEREAS, Licensor is the sole person authorized to enter into agreements relating to the licensing of Licensor's name, Licensor's stage name, "Juliet," and Licensor's autograph, likeness, portrait and picture as contemplated by this Agreement; and

      WHEREAS, Licensee is engaged in the business of manufacturing, selling, and distributing various consumer products, including, but not limited to, cosmetics, beauty products, fragrances and jewelry; and

      WHEREAS, Licensee desires to obtain, and Hahn for and on behalf of Licensor, and Licensor individually, are willing to grant an exclusive worldwide license to use Licensor's name, Licensor's stage name, "Juliet," and Licensor's autograph, likeness, portrait and picture and consent to the use of same in connection with the advertising, merchandising, promotion, manufacture, sale, and distribution of cosmetics, beauty products and fragrances upon the terms and conditions hereafter set forth.

      NOW, THEREFORE,  in consideration of the forgoing and the mutual covenants
and  agreements   hereinafter  set  forth,   Licensor  and  Licensee  do  hereby
respectively grant, covenant, and agree as follows:

      1. DEFINITIONS: As used in this Agreement, the following terms shall have the following respective meanings:

            (a) As used herein, the term "Licensed Products" shall mean cosmetics, beauty products and fragrances.

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            (b)   As used herein,  the term "Net Sales  Proceeds" shall mean the actual cash proceeds received by Licensee (less sales and cash discounts actually allowed, and all actual out-of-pocket expenses paid by Licensee for the advertising, merchandising and promotion of products hereunder) on the sale of Licensed Products hereunder. Nothing herein shall be construed to require that any royalty payment or other compensation be provided to Licensor unless and until Licensee shall have actually received payment with respect to any units of the Licensed Products distributed in furtherance of this Agreement. Licensee shall have the right to distribute without charge, on a royalty-free basis, and not for resale, a reasonable number of review, promotional and samples of the Licensed Products.

      2. GRANT OF LICENSE: Hahn, for and on behalf of Licensor, and Licensor individually grant to Licensee the exclusive right and worldwide license, with the right to grant sublicenses to Licensee's affiliates and distributors, to Licensor's name, Licensor's stage name, "Juliet," and Licensor's autograph, likeness, portrait and hereby consent to the use of Licensor's name, Licensor's stage name, "Juliet," and the autograph, likeness, portrait and picture of Licensor in connection with the advertising, merchandising, promotion, manufacture, sale, and distribution of the Licensed Products until the expiration or cancellation of this Agreement. Upon written notice to Licensor, Licensee shall have the right to extend the terms of this Agreement, and the definition of the term "Licensed Products" to include any other product or products, provided Licensor has not theretofore entered into licensing agreements with others relating to such other products in accordance with the provisions hereinafter set forth.

      3. LICENSES FOR OTHER PRODUCTS: Hahn, for and on behalf of Licensor, and Licensor individually, agree that Licensor shall not enter into any licensing agreements authorizing the use of Licensor's name, Licensor's stage name "Juliet," or the autograph, likeness, portrait and/or picture of Licensor with respect to any product not already subject to this agreement without first offering the exclusive rights to the sale or disposition of such products to the Licensee hereunder on the same terms and subject to the same provisions as offered by or to Licensor from or by any other person or entity. Licensee must accept such offer in writing within fifteen (15) days after the offer is first made to it by Licensor or else such right of Licensee shall expire and be of no effect or consequence with respect to the product or products. If Licensee accepts such product or products, such product or products shall be deemed to become included in the definition of "Licensed Products," as used herein, and become subject to all of the provisions of this agreement not inconsistent with the terms and provisions of the offer by such other person or entity. The provisions of this paragraph do not in any way affect or impair the exclusive licensing agreement herein entered into between Licensor and Licensee with respect to the Licensed Products. As a condition to exercising its rights under this paragraph, Licensee must accept all of the terms and conditions contained in any bona fide offer obtained by Licensor and submitted to Licensee.

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      4.    PROMOTIONAL  ACTIVITIES:  Hahn,  for and on behalf of Licensor,  and
Licensor individually, agree that Licensor will cooperate in all advertising, promotion, and publicity, will permit the use of Licensor's name and Licensor's stage name "Juliet," will furnish, and/or be available to produce, a record of and permit the use of Licensor's voice, and will furnish and/or be available to produce, and permit the use of, photographs, cuts, and slides of Licensor and a specimen or reproduction of Licensor's signature for use in connection with the foregoing and also for use with endorsements and testimonials by Licensor, exclusively for Licensee with respect to the advertising, merchandising, promotion, sale, or distribution of Licensed Products subject to this Agreement. Further, Licensor will cooperate on all sales and all merchandising, promotional advertising, and publicity ideas and campaigns, including personal appearances and performances. All of the foregoing shall be done at no additional cost to Licensee except for actual costs incurred by Licensor. If Licensor makes any personal appearance or performances for Licensee, Licensor shall be reimbursed for the actual traveling, food, and lodging expenses of herself and one companion. Licensee shall not be liable for any cost or expense under this paragraph unless such cost is approved in writing by Licensee in advance of its being incurred. Hahn, for and on behalf of Licensor, and Licensor individually, expressly authorize and consent to Licensee sending out sales and promotion literature and advertisements under the name of "Juliet" and to use a return address designated by Licensee, and to receive any and all mail in response thereto.

      5. CONSIDERATION: In full consideration the grant of the rights, licenses and privileges by Licensor to Licensee hereunder, Licensee shall pay to
Licensor:

            (a) Royalty Payments: Licensee shall pay Licensor royalties at the rate of five percent (5%) of the Net Sales Proceeds.

            (b) Bonus: If, following October 29, 2001, Licensor individually ratifies this Agreement in writing at the request of Licensee, Licensee shall pay to Licensor a bonus equal to fifty percent (50%) all Royalty Payments earned by Licensor pursuant to Paragraph 5(a) hereof, from the date hereof through the date of such ratification.

            (c) Sublicenses: From the sublicensing fees actually received by Licensee, if any, from any sublicensee based on sales of Licensed Products made by such sublicensee, Licensee shall pay to Licensor an amount equal to twenty-five percent (25%) of such sublicensing fees. Should Licensee sell any items covered by this Agreement to any sublicensee, the Net Sales Proceeds received by Licensee from such sublicensee (as differentiated from the licensing fees) shall be subject to payments by the Licensee to the Licensor at the rate set forth in subparagraph (a) of this Paragraph 4.

            (d) Royalty Payments: Royalties due to Licensor pursuant to this Paragraph 4 shall be paid on or before the 30th day following the end of each calendar quarter during the term of this Agreement based upon Net Sales Proceeds, and sublicensing fees received by Licensee, during the immediately preceding calendar quarter.

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            (e)   Reports and Records:  On or before the 30th day  following the end of each calendar quarter during the term of this Agreement, Licensee shall furnish to Licensor complete and accurate statements showing the sales of Licensed Product(s) subject to this agreement by Licensee or any of its affiliated, associated or subsidiary companies during the preceding calendar quarter, and all sublicensing agreements hereunder. Such statements shall be furnished to Licensor whether or not any of the Licensed Products have been sold during calendar quarters to which such statements refer. Receipt or acceptance by Licensor of any of the statements furnished pursuant to this Agreement or of any sums paid hereunder shall not preclude Licensor from questioning the correctness thereof at any time, and in the event that any inconsistencies or mistakes are discovered in such statements or payments, they shall immediately be rectified and the appropriate payments made by Licensee. Licensee shall be entitled to withhold a reserve for returns, to be reconciled and liquidated quarterly, equal to fifteen (15%) percent of the Net Sales Proceeds for the quarter being reported.

      6. TERM: This Agreement shall be effective as of the date above first written and shall continue, unless sooner terminated as provided for herein, for a period of five (5) years through and including October 14, 2005 (the "Initial Term"). Notwithstanding the foregoing, if Licensor has not been paid a minimum of $400,000 by the second anniversary of the date hereof, Licensor shall have the option, within thirty (30) days after such date, to give Licensee written notice of Licensor's intention to terminate this Agreement. Thereafter, Licensee shall pay to Licensor the minimum sum of $250,000 for each of the third, fourth and fifth license years hereunder. If Licensee does not pay the minimum amount of $250,000 to Licensor during each of the third, fourth and fifth license year hereunder, Licensor shall have the option, within thirty (30) days after the end of any such license year, to give Licensee written notice of Licensor's intention to terminate this Agreement.

            (a) If by October 14, 2005, Licensee shall have satisfied all of the requirements for payment pursuant to this Agreement and shall have otherwise performed all of its obligations hereunder, Licensee shall have the option to extend this Agreement for an additional five (5) year period through and including October 14, 2009 (the "Renewal Term"), upon written notice to Licensor prior to the expiration of the Initial Term. During the Renewal Term, Licensee shall pay to Licensor an annual minimum amount of $500,000. If Licensee does not pay the agreed-upon minimum amount for each license year of the Renewal Term, Licensor shall have the option, within thirty (30) days after the end of any such license year, to give Licensee written notice of Licensor's intention to terminate this Agreement.

            (b) If by October 14, 2009, Licensee shall have satisfied all of the requirements for payment pursuant to this Agreement and shall have otherwise performed all of its obligations hereunder, Licensee shall have the option to extend this Agreement for an additional five (5) year period through and including October 14, 2014 (the "Second Renewal Term"), upon written notice to Licensor prior to the expiration of the Renewal Term. During the Second Renewal Term, Licensee shall pay to Licensor, an annual minimum amount of $750,000.

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If Licensee does not pay the agreed-upon minimum amount for each license year of such Second Renewal Term, Licensor shall have the option, within thirty (30) days after the end of any such license year, to give Licensee written notice of Licensor's intention to terminate this Agreement.

            (c) Licensee shall not be under a duty or obligation to pay any minimum amount set forth in this Paragraph 3. Such minimum amounts are required for renewal purposes only and shall be subject to the cumulative credits referred to in Paragraph 7.

            (d) A license year, under this Agreement, shall be a period of 12 months commencing on October 15 of one year and ending on October 14 of the following year.

      7. CREDITS FOR RENEWALS: Notwithstanding the provisions of Paragraph 6 hereof, if in any license year or years, commencing from the two (2) year period ended October 14, 2002, the amounts paid by Licensee to Licensor exceed the minimum amount required for renewal, such excess or excesses shall be cumulatively credited toward minimum amounts required for renewal for future license years, in order to make up any minimum renewal amount due to Licensor for any particular year or years. The provisions of this Paragraph 7 shall not in any way affect the payments provided for in Paragraph 5 hereof, so that if in any license year the payments due to Licensor from Licensee exceed the minimum amount, such amounts shall nevertheless be paid and such excess merely credited toward the future minimum amounts required for renewal.

      8.    RESERVATION OF RIGHTS:

            (a) Licensee acknowledges that Licensor retains all rights not expressly and exclusively conveyed to Licensee hereunder.

            (b) Notwithstanding anything contained herein to the contrary, Licensor expressly agrees that the Licensee is the sole and exclusive owner of any use and/or rendition of Licensee's name and picture during the term of this Agreement in connection with the Licensed Products ("Property Rights"). Nothing contained herein shall be construed as an assignment to Licensor of any right, title or interest in the Property Rights. Licensor recognizes the value of the goodwill which shall be developed in connection with the Licensed Products and any use and/or rendition of Licensor's name and likeness.

      9. BOOKS AND RECORDS: Licensee shall keep, maintain and preserve (in Licensee's principal place of business) for at least two (2) years following termination or expiration of the term of this Agreement or any renewals or extensions hereof, complete and accurate records of accounts including, without limitation, invoices, correspondence, banking and financial, and other records pertaining to the various items required to be submitted to Licensor by Licensee hereunder. Such records and accounts shall be made available for inspection and audit by the Licensor at the offices of the Licensee during normal business hours, upon no less than ten (10) days notice during the term of this Agreement or any renewal(s) or extensions hereof, but not more

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frequently  than  once  per  calendar  year.  All  materials  shall  be  held in confidence and not used for any purpose except for purposes of enforcing the terms of this Agreement. Any such inspections or audits shall be conducted at Licensor`s expense unless the audit establishes an underpayment of five (5%) percent or more for the period subject to audit, in which case the expense of such audit shall be borne by Licensee. All books and records maintained by the Licensee pursuant to this Agreement are the sole and exclusive property of the Licensee and may not at any time be copied or removed from Licensee's offices. All Royalty Reports and Royalty Payments tendered by Licensee to Licensor pursuant to this Agreement shall be deemed accepted by the Licensor if not disputed, in writing, within one (1) year of their being received by Licensor.

      10.   INDEMNIFICATIONS:

            (a) Licensor hereby indemnifies and agrees to defend and hold Licensee and its affiliates and their respective agents, servants, employees, officers, and directors harmless from and against any and all claims, losses, damages, liabilities, and associated expenses (including reasonable attorneys' fees) arising out of or relating to any claims or suits that may be brought or made against Licensee arising out of or relating to Licensor's breach of any provision of this Agreement or its warranties and representations as set forth in Paragraph 14 hereof, or any claim by a third party that Licensor's name, likeness and/or picture licensed hereunder infringe the rights of said third party.

            (b) Licensee hereby indemnifies and agrees to defend and hold Licensee and Licensee's agents, servants and employees harmless from and against any and all claims, losses, damages, liabilities, and associated expenses (including reasonable attorneys' fees) arising out of or relating to any claims or suits that may be brought or made against Licensor arising out of or relating to Licensee's breach of any provision of this Agreement or its warranties and representations as set forth in Paragraph 14 hereof.

            (c) Licensee agrees to maintain comprehensive general liability insurance, including product liability insurance in the amount of One Million Dollars ($1,000,000.00) per incident and Five Million Dollars ($5,000,000.00) umbrella excess coverage.

            (d)   The   provisions  of  this  Paragraph  10  shall  survive  the
termination of this Agreement for three (3) years.

            (e) The indemnifications provided for herein are conditioned upon the indemnified party furnishing the indemnifying party with prompt written notice of any such claim or suit and upon the indemnified party furnishing reasonable cooperation and witnesses, if necessary, in defense of such claim or suit. In such event, the indemnifying party shall have the option and right to undertake and conduct the defense of any such claim or suit.

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      11.   DEFENSE OF NAME:  Licensee  agrees that if it receives  knowledge of the unauthorized use of Licensor's name, autograph, likeness or picture, or of any use confusingly similar thereto, Licensee will promptly call such fact to the attention of Licensor. Licensor shall then have the option to institute legal proceedings to prevent such use, and Licensee shall cooperate and assist, and, if requested by Licensor, join in the prosecution of any such action. Any such legal proceedings shall be the sole expense of Licensor. If Licensee is joined in such proceeding, Licensor shall indemnify and hold harmless Licensee from and against any claim, sanction, liability, damages, attorney`s fees, judgments, or orders of any kind arising out of such proceeding.

      12.   QUALITY OF LICENSED PRODUCTS:

            (a) The Licensed Products shall be of high standard and of such style, appearance and quality as shall be adequate and suitable to their promotion, distribution and sale to the best advantage of Licensee and Licensor. To this end, Licensee shall, before selling or distributing any of the Licensed Products, furnish to Licensor free of cost a sample of each such product together with its cartons and containers, including packaging and wrapping material. The quality and style of such product and its cartons and containers shall be subject to Licensor`s approval, which shall not be unreasonably withheld. In the event that any item submitted to Licensor shall not have been approved, disapproved or otherwise commented upon within seven (7) days after receipt thereof by Licensor any items so submitted shall be deemed to have been approved. After samples of Licensed Products have been approved pursuant to this Paragraph 12, Licensee shall not depart therefrom in any material respect without Licensor's prior consent.

            (b) Subject to the terms hereof, Hahn, for and on behalf of Licensor, and Licensor, individually, grant to Licensee and consent to the use by Licensee of the results and proceeds of Licensor's services under Paragraph 4 hereof for such advertising, promotional and display materials for the Licensed Products as will best promote the sale of said Licensed Products in Licensee's judgment. To this end, Licensee shall furnish to Licensor a copy of such advertising, promotional and display materials which may be used by Licensee in a national mass consumer advertising medium or in a national consumer promotion campaign including, but not by way of limitation, all product "tie-in" advertising and promotion campaigns prior to the release thereof, which shall be subject to Licensor`s approval, which shall not be unreasonably withheld. All pictures and illustrations of Licensor or reproductions of Licensor's voice or direct quotations attributed to Licensor shall likewise be subject to approval of Licensor. In the event that any materials submitted to Licensor shall not have been approved, disapproved or otherwise commented upon within seven (7) days after receipt thereof by Licensor any materials so submitted shall be deemed to have been approved. After said materials have been approved pursuant to this Paragraph 12, Licensee shall not depart therefrom in any material respect without Licensor's prior consent. A reasonable number of production copies of all such advertising, promotional and display materials will be furnished to Licensor free of charge.

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            (c)   Licensor's  rights of approval are hereby restricted solely to the material and matter covered by this Paragraph 12. Once such approvals have been obtained further approval need not be obtained for future or repeat use. No promotion or advertising copy shall be unflattering or detrimental to Licensor.

      13. CONTROL BY LICENSEE OF BUSINESS: Notwithstanding anything herein to the contrary, Licensee shall have the sole authority to determine the mode and method of advertising, merchandising, promoting, manufacturing, selling, and distributing all products subject to this Agreement, and the sole authority to fix the prices, discounts, and terms of sale to all purchasers, whether consumers, dealers or distributors.

      14.   WARRANTIES AND REPRESENTATIONS:

            (a)   Each party represents to the other party, respectively, that:

                  (i) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;

                  (ii) it has full power and authority to execute and deliver this Agreement, and to perform its obligations hereunder; and,

                  (iii) this Agreement constitutes a valid and legally binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and general equity principals.

            (b)   Licensor represents and warrants to Licensee that:

                  (i) It has, and will have throughout the term of this Agreement, the right to license licensor's name, likeness and picture; and,

                  (ii) The making of this Agreement by Licensor does not violate any agreements, rights or obligations existing between Licensor and any other person, firm or corporation.

            (c) The provisions of this Section 11 shall survive termination of this Agreement.

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      15.   SPECIFIC UNDERTAKINGS:

            (a)   Of  Licensee:  During the term and any  renewal  or  extension period herein provided for, Licensee agrees that it will, (i) not harm, misuse or bring into disrepute the name, likeness or picture of Licensor; (ii) manufacture, sell and distribute the Licensed Products in an ethical manner and in accordance with the terms and intent of this Agreement; (iii) not incur or create any expenses chargeable to Licensor without the prior written approval of Licensor; (iv) comply with all laws and regulations pertaining to the manufacture, sale, advertising or use of the Licensed Products and shall maintain the highest quality and standards, and shall comply with any regulatory agencies which shall have jurisdiction over the Licensed Products; and, (v) use its reasonable best efforts to manufacture, distribute and sell the Licensed Products throughout the Territory.

            (b) Of Licensor: During the term and any renewal or extension period herein provided for, Licensor agrees that it will, (i) not incur any expense or perform any business function of any nature or kind in connection with the business of the Licensee without the express written approval of Licensee; (ii) not engage in any business competitive to the business of Licensee or aid any competitor in any manner, directly or indirectly, during the term of this agreement not incur or create any expenses chargeable to Licensor without the prior written approval of Licensor; (iii) use its reasonable best efforts to aid Licensee and cooperate in the advertising, promotion, publicity, marketing, distribution and sale of the Licensed Products throughout the Territory.

      16.   TERMINATION OF LICENSE:

            (a) This Agreement may be terminated by Licensee at Licensee's sole option, upon the death of Licensor; or, if Licensor is involved in any publicity deemed to be sufficiently unfavorable in the opinion of the Licensee as to destroy or lessen the value of Licensor's name for the purposes contemplated by this Agreement; provided that Licensor shall be entitled to all payments accrued and due to the date of cancellation.

            (b) This Agreement may be terminated by Licensor at Licensor's sole option, if Licensee fails to perform any of its material obligations provided for in this Agreement, and fails to cure such breach within thirty (30) days of its receipt of written notice by Licensor; or, if Licensee shall file any petition under the bankruptcy or insolvency laws of any nation, jurisdiction, county or place, or shall have a receiver or trustee appointed for its business or property, or be adjudicated a bankrupt or an insolvent; provided that Licensor shall be entitled to all payments accrued and due to the date of cancellation.

      17. DEATH OF LICENSER: Should Licensor die during the term of this Agreement and Licensee shall not elect to terminate this Agreement pursuant to subparagraph (a) of Paragraph 16, the royalty rate of subparagraph (a) of Paragraph 5 shall be reduced as follows:

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            (a)   If Licensor's death occurs within three years from the date of this Agreement, the rate shall be four (4) percent from the date of Licensor's death until October 14, 2003, three (3) percent from October 15, 2003, through October 14, 2006, two (2) percent from October 15, 2006, through October 14, 2009, and 1 percent from October 15, 2009, through October 14, 2014.

            (b) If Licensor's death occurs within three (3) years from October 15, 2003, the rate shall be three (3) percent from the date of Licensor's death until October 14, 2006, two (2) percent from October 15, 2006, through October 14, 2009, and one (1) percent from October 15, 2009 through October 14, 2014.

            (c) If Licensor's death occurs within three years from October 15, 2006, the rate shall be two (2) percent from the date of Licensor's death until October 14, 2009, and one (1) percent from October 15, 2009 through October 14, 2014.

            (d) If Licensor's death occurs within three years from October 15, 2009, the rate shall be one (1) percent from the date of Licensor's death until October 14, 2014.

Any amounts due Licensor pursuant to subparagraph (b) of Paragraph 5 shall be reduced in the same proportion and for the same periods of time as herein provided.

      18. SELL-OFF PERIOD: Licensee shall deliver, as soon as practicable, to Licensor, following termination of this Agreement, whether by lapse of time or otherwise, a statement indicating the number and description of Licensed Products on hand or in the process of manufacture at the time of termination. Thereafter, Licensee may continue to manufacture its goods in the process of manufacture, but may manufacture no more Licensed Products; Licensee may continue to distribute and sell its remaining inventory and goods in the process of manufacture and use Licensor's name, likeness and picture in connection therewith, for a period not to exceed twelve (12) months following such termination, provided that Licensee continues to make royalty payments to Licensor in connection with Net Sales Proceeds derived from such sales, pursuant to the provisions of Paragraph 5 above. Thereafter, Licensee agrees to make no use of Licensor's name, likeness or picture whatsoever, either in or on products or in advertising, publicity, promotional or display materials.

      19.   PAYMENTS AND NOTICES: All notices hereunder (a) shall be in writing,
(b) shall be forwarded by hand delivery, certified or registered U.S. mail (postage prepaid), by Federal Express or other nationally recognized overnight courier service, (c) shall be addressed to the recipient at its address as specified below (or in the case of a change, as shall have been specified by the recipient in a notice given hereunder), and (d) shall be effective on receipt. The applicable addresses with respect to such notices, and the addresses for accounting payments and statements, are as follows:

                                    10 of 14

IF TO LICENSOR:                             IF TO LICENSEE:

Hillary Hahn AKA "Juliet"                   Sel-Leb Marketing, Inc.
168 Canterbury Lane                         495 River Street
McMurray, Pennsylvania 15317                Paterson, New Jersey 07524
                                            Attention: Jan Mirsky

WITH A COPY TO:                             WITH A COPY TO:

Nancy Hahn                                  Markowitz & Roshco, LLP
168 Canterbury Lane                         530 Fifth Avenue - 23rd Floor
McMurray, Pennsylvania 15317                New York, New York 10036
                                            Attention:  Seth P. Markowitz, Esq.

      20. CONFIDENTIALITY: Each party agrees that, without the express consent of the other party, none of its employees or agents shall disclose to any other party, or use for any purpose other than the performance of this Agreement, any tangible or intangible information or material that the other party designates as confidential (including without limitation the terms and conditions of this Agreement, and the content of any source code, object code or technical documentation relating to the Licensed Products) unless such information or material, (a) is or becomes publicly known through no wrongful act of the receiving party; (b) is received from a third party without restriction and without breach of any confidentiality obligation to the other party; (c) is independently developed by the receiving party; or (d) is required by law to be disclosed (provided that the other party is given advance notice of and an opportunity to contest any such requirement).

      21. ACTS BEYOND CONTROL OF PARTIES: This Agreement shall become voidable at the option of Licensee in case of war, national police action, government edict, unavailability of material, or an act of God, the effect of which makes the manufacture or sale of Licensed Products impossible or inadvisable. If Licensee shall so void this Agreement, neither party shall have any future rights against the other except for any payments which may be due to Licensor for sales or sublicenses made prior to the cancellation of this Agreement; provided, however, that within thirty (30) days after the cessation of the cause or causes which occasioned such cancellation, regardless of whether or not this Agreement would ordinarily have terminated by such time, Licensee may, upon written notice to Licensor, reinstate this Agreement as if it had never been cancelled. In such event all expiration dates in this Agreement shall be extended by a period of time equal to the period of cancellation, and any minimum amounts required for renewal shall be prorated for the particular license year or years during which this Agreement was suspended, so that no minimum amounts will be payable for the period between the cancellation and reinstatement of this Agreement.

                                    11 of 14

      22. NO PARTNERSHIP: This Agreement does not constitute and shall not be construed as constituting a partnership or joint venture between Licensor and Licensee. Neither party shall have any right to obligate or bind the other party in any manner whatsoever, and this Agreement shall not give, nor is it intended to give, any rights of any kind to any third persons.

      23. NON-ASSIGNABILITY: This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided, that this Agreement may not be assigned in whole or in part by Licensee without the express prior written consent of Licensor, except to an affiliate of Licensee (as defined and promulgated under the Securities and Exchange Act of 1934, as amended) or to any other entity that succeeds to the business of Licensee associated with the Licensed Products other than by operation of law, such as by sale of assets.

      24. GOVERNING LAW: This Agreement shall be governed by and construed in accordance with the laws of the State of New York, except for its rules with respect to conflict of laws which would have the affect of applying the laws of any other jurisdiction. The parties hereby agree and consent to the exercise of exclusive personal and subject matter jurisdiction, with respect to any dispute arising from the terms hereof, in either (a) the courts of the State of New York located in New York, New York, or (b) the United States District Court for the Southern District of New York. The parties hereby waive any and all defenses which they might otherwise possess, with respect to the exercise of personal and subject matter jurisdiction over them by either (a) the courts of the State of New York located in New York, New York, or (b) the United States District Court for the Southern District of New York and hereby agree that they shall not in any way attempt to remove or otherwise change the location of any action commenced in either of these two courts instituted for the purposes of enforcing any of the terms hereof, or otherwise resolving any dispute which may arise hereunder.

      25. ENTIRE AGREEMENT, WAIVER, MODIFICATION: This Agreement represents the entire agreement between the parties hereto pertaining to the subject matter hereof, and supersedes all prior oral and written negotiations and agreements. No waiver, modification or cancellation of any terms or condition of this Agreement shall be effective unless executed in writing by the party to be charged therewith. No written waiver shall excuse the performance of any act other than those specifically referred to therein.

      26. SURVIVAL: The respective representations and warranties of the parties set forth herein and the provisions hereof regarding confidentiality, indemnification, accounting and payment of royalties, audit rights and ownership of intellectual property shall survive any expiration or termination of this Agreement, together with any monetary obligations accrued but as yet unpaid as of the time of such expiration or termination.

      27. SEVERABILITY. If any provision is declared invalid or otherwise determined to be unenforceable for any reason, such provision shall be deemed to be severable from the remaining provisions, which shall otherwise remain in full force and effect.

                                    12 of 14

      IN WITNESS WHEREOF, Licensor and Licensee have caused this Agreement to be signed in their respective names, and Licensee has caused its corporate seal to be affixed and attested by a duly authorized officer, all as of the day and year first above written.

LICENSOR:                                   LICENSEE:

HILLARY HAHN AKA "JULIET"                   SEL-LEB MARKETING, INC.



By:                                         By:
   ------------------------------------         --------------------------------
Name:  Nancy Hahn                               Name:
Title: Mother and Natural Guardian              Title:
       of Hillary Hahn


---------------------------------------
Hillary Hahn AKA "Juliet," Individually

                                    13 of 14

                             GUARANTY OF NANCY HAHN

      IN CONSIDERATION OF THE BENEFITS I WILL DERIVE, BOTH DIRECTLY AND INDIRECTLY FROM THE FOREGOING LICENSE AGREEMENT BETWEEN SEL-LEB MARKETING, INC. AND MY DAUGHTER, HILLARY HAHN AKA "JULIET" (THE AGREEMENT"), I AGREE TO
UNCONDITIONALLY AND IRREVOCABLY GUARANTY TO SEL-LEB MARKETING, INC., WITHOUT OFF-SET OR DEDUCTION, THE PROMPT PERFORMANCE OF ALL OBLIGATIONS OF HILLARY HAHN AKA "JULIET" PURSUANT TO THE AGREEMENT, WHETHER DIRECT OR INDIRECT, PRIMARY OR SECONDARY, CERTAIN OR CONTINGENT OR ACQUIRED OR CREATED BY SEL-LEB. MY OBLIGATIONS UNDER THIS GUARANTY ARE ABSOLUTE AND UNCONDITIONAL. I ACKNOWLEDGE THAT I SHALL NOT BE RELEASED FROM SUCH OBLIGATIONS FOR ANY REASON, NOR SHALL SUCH OBLIGATIONS BE REDUCED, DIMINISHED OR DISCHARGED FOR ANY REASON. I AGREE TO INDEMNIFY AND HOLD SEL-LEB MARKETING, INC. HARMLESS FROM AND AGAINST ANY AND ALL LOSSES, CLAIMS, DAMAGES OR LIABILITIES TO WHICH SEL-LEB MARKETING, INC. MAY BECOME SUBJECT, ARISING IN ANY MANNER OUT OF OR IN CONNECTION WITH (I) THE BREACH BY HILLARY HAHN AKA "JULIET" OF THE AGREEMENT; OR (II) THE WRONGFUL ACT, FAILURE TO ACT OR GROSS NEGLIGENCE OF HILLARY HAHN AKA "JULIET," AND WILL
REIMBURSE  SEL-LEB  MARKETING,  INC.  PROMPTLY  FOR ANY LEGAL OR OTHER  EXPENSES
REASONABLY INCURRED BY IT IN CONNECTION THEREWITH. THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, EXCEPT FOR ITS RULES WITH RESPECT TO CONFLICT OF LAWS WHICH WOULD HAVE THE AFFECT OF APPLYING THE LAWS OF ANY OTHER JURISDICTION. I HEREBY AGREE AND CONSENT TO THE EXERCISE OF EXCLUSIVE PERSONAL AND SUBJECT MATTER JURISDICTION WITH RESPECT TO ANY ACTION TO ENFORCE THE TERMS OF THIS GUARANTY, OR OTHERWISE ARISING FROM THE TERMS HEREOF, IN EITHER (A) THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK, NEW YORK, OR (B) THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK. I HEREBY WAIVE ANY AND ALL DEFENSES WHICH I MIGHT OTHERWISE POSSESS WITH RESPECT TO THE EXERCISE OF PERSONAL AND SUBJECT MATTER JURISDICTION OVER ME BY EITHER (A) THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK, NEW YORK, OR (B) THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND HEREBY AGREE THAT I SHALL NOT IN ANY WAY ATTEMPT TO REMOVE OR OTHERWISE CHANGE THE LOCATION OF ANY ACTION COMMENCED IN EITHER OF THESE TWO COURTS INSTITUTED FOR THE PURPOSES OF ENFORCING ANY OF THE TERMS OF THIS GUARANTY, OR OTHERWISE ARISING FROM THE TERMS HEREOF. I HAVE EXECUTED THIS GUARANTY TO INDUCE SEL-LEB MARKETING, INC. TO ENTER INTO THE AGREEMENT.


                     --------------------------------------
                            NANCY HAHN, INDIVIDUALLY

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